EXHIBIT 99(k)(1)


                     MANAGEMENT AND ADMINISTRATION AGREEMENT

                                 BY AND BETWEEN

                     J.P. MORGAN INVESTMENT MANAGEMENT INC.

                                       AND

                   J.P. MORGAN HEDGE FUND SERIES/ALPHA, L.L.C.


          THIS MANAGEMENT AND ADMINISTRATION AGREEMENT (the "Agreement") is made as of this 22nd day of June, 2000, by and between J.P. Morgan Investment Management Inc. and J.P. Morgan Hedge Fund Series/alpha, L.L.C. (the "Fund").

          WHEREAS, JPMIM is in the business of providing, and the Fund wishes JPMIM to provide, certain management and administrative services;

          NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

          1. APPOINTMENT OF JPMIM.

               (a) The Fund hereby appoints, and JPMIM hereby accepts appointment, to serve as the Fund's management company. In such capacity, JPMIM agrees to provide certain management (but not investment management) and administrative services to the Fund. These services shall include:

               (i)       the provision of office space, telephone and utilities;

               (ii) the provision of administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

               (iii) the general supervision of the entities which are retained by the Fund to provide administrative services and custody services to the Fund;

               (iv) the handling of investor inquiries regarding the Fund and providing investors with information concerning their investment in the Fund and capital account balances;

               (v) monitoring relations and communications between investors and the Fund;

               (vi) overseeing the drafting and updating of disclosure documents relating to the Fund and assisting in the distribution of all offering materials to investors;

               (vii) maintaining and updating investor information, such as change of address and employment;

               (viii) overseeing the distribution and acceptance of investor applications and confirming the receipt of such applications and funds;

               (ix) overseeing the provision of investment advice to the Fund by any Subadviser (as such term is defined in the Fund's Confidential Memorandum), and monitoring compliance by the Subadvisers with applicable investment policies and restrictions of the Fund;

               (x) coordinating and organizing meetings of the Fund's board of directors (the "Board" and its members, the "Directors");

               (xi) preparing materials and reports for use in connection with meetings of the Board; and

               (xii) reviewing and approving all regulatory filings required under applicable law.

               (b) All other services to be performed, and expenses related thereto, in the operation of the Fund shall be borne by the Fund.

               (c) Notwithstanding the appointment of JPMIM to provide services hereunder, the Board shall remain responsible for supervising and controlling the management, business and affairs of the Fund.

          2. JPMIM FEE; REIMBURSEMENT OF EXPENSES.

               (a) In consideration for the provision by JPMIM of its services hereunder, the Fund will pay JPMIM a management fee generally on a monthly basis at the annual rate of .75% of the Fund's "net assets," excluding assets attributable to JPMIM's capital account (the "Fee"). The Fee will be paid to JPMIM at such times as JPMIM, on behalf of the Fund, shall determine in its sole discretion, but generally is expected to be paid monthly. "Net assets" shall equal the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund calculated before giving effect to any repurchase of interests.

               (b) The Fee will be computed based on the net assets of the Fund as of the start of business on the first business day of the period to which the Fee relates, after adjustment for any applications effective on such date, and will be payable in arrears. The Fee will be charged in each period to the capital accounts of the Fund's investors in proportion to their capital accounts at the beginning of such period. The Fee will be appropriately pro-rated based on the number of days in such period.

               (c) JPMIM is responsible for all costs and expenses associated with the provision of its services hereunder. The Fund shall pay all other expenses associated with the conduct of its business, including the costs and expenses of holding any meetings of the Board that are regularly scheduled, permitted or required to be held under the terms of the Fund's limited liability company agreement, the Investment Company Act of 1940, as amended (the "1940 Act"), or other applicable law, and the fees and disbursements of any attorneys engaged on behalf of the Fund.

          3. LIABILITY. JPMIM will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or its investors in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on JPMIM's part (or on the part of an officer or employee of JPMIM) in the performance of its duties hereunder or reckless disregard by it of its duties under this Agreement.

          4. EFFECTIVE DATE AND TERMINATION. This Agreement shall become effective as of the date first noted above, and shall remain in effect for an initial term of two years from the date of its effectiveness. This Agreement may be continued in effect from year to year thereafter provided that each such continuance is approved by the Board, including the vote of a majority of the Directors who are not "interested persons" of the Fund, as defined by the 1940 Act. This Agreement may be terminated by JPMIM, by the Board or by vote of a majority of the outstanding voting securities of the Fund at any time, in each case upon not less than 60 days' prior written notice. This Agreement shall also terminate automatically in the event of its "assignment," as such term is defined by the 1940 Act.

          5. ENTIRE AGREEMENT. This Agreement embodies the entire understanding of the parties. This Agreement cannot be altered, amended, supplemented, or abridged, or any provisions waived, except by written agreement of the parties.

          6. CHOICE OF LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New York and the 1940 Act. In the event the laws of New York conflict with the 1940 Act, the applicable provisions of the 1940 Act shall control.


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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                     J.P. MORGAN INVESTMENT MANAGEMENT INC.


                                     By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                     J.P. MORGAN HEDGE FUND SERIES/ALPHA, L.L.C.


                                     By:
                                           -------------------------------------
                                           Name:
                                           Title: